Exhibit 10.5

IOS CAPITAL, LLC

TO

JPMORGAN CHASE BANK,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 16, 2003

to the

INDENTURE

Dated as of June 30, 1995

FOURTH SUPPLEMENTAL INDENTURE, dated as of June 16, 2003, between IOS Capital, LLC (formerly known as “IOS Capital, Inc.”, “IKON Capital, Inc.” and “Alco Capital Resource, Inc.”), a limited liability company duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at 1738 Bass Road, Macon, Georgia, and JPMorgan Chase Bank (formerly known as “The Chase Manhattan Bank” and “Chemical Bank”), a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (the “Trustee”).

Recitals of the Company

WHEREAS the Company and the Trustee have heretofore executed and delivered an Indenture dated as of June 30, 1995, as supplemented by the First Supplemental Indenture dated as of June 4, 1997, the Second Supplemental Indenture dated as of June 12, 2001 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture dated as of March 15, 2002 (the “Third Supplemental Indenture” and collectively, the “Indenture”), providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series. All capitalized terms used in this Fourth Supplemental Indenture and not defined herein shall have the meanings assigned to them in the Indenture;

WHEREAS the Company intends to issue $350,000,000 aggregate principal amount of its 7.25% Notes due 2008 (the “7.25%Notes”) under the Indenture. The Holders of the 7.25% Notes will be entitled to the benefit of the additional Events of Default described herein, solely for their benefit and not for the benefit of any other Holders of Securities;

WHEREAS Section 901(3) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, to add any additional Events of Default solely for the benefit of the Holders of the 7.25% Notes;

WHEREAS the Company desires to add provisions to the Indenture applicable to the 7.25% Notes as set forth below; and

WHEREAS all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company, and a valid supplement to the Indenture, have been done.

NOW, THEREFORE, this Fourth Supplemental Indenture Witnesseth:

For and in consideration of the premises, it is mutually agreed, solely for the benefit of the Holders of the 7.25% Notes, as follows:

Section 1. Additional Definitions. The following Section 101A is hereby added to the Indenture:

“Section 101A. Definitions for Section 501B and the 7.25% Notes.

For purposes of Section 501B the terms defined in this Section 101A have the meanings assigned to them in this Section 101A and include the plural as well as the singular:

“7.25% Notes” means the Company’s 7.25% Notes due 2008 originally issued in an aggregate principal amount of $ 350,000,000.

“9.75% Notes” means the Company’s 9.75% Notes due 2004 originally issued in an aggregate principal amount of $250,000,000.

“Consolidated Net Worth” shall be determined in accordance with GAAP and shall mean the sum (as reflected in the consolidated balance sheet of IKON and its Consolidated Subsidiaries) of (i) the stated dollar amount of outstanding capital stock, plus (ii) the stated dollar amount of additional paid in capital, if any, plus (iii) the amount of surplus and retained earnings, minus (iv) the cost of treasury shares and the excess of redemption value over the stated value of preferred stock of IKON and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means any corporation, limited liability company or other business entity of which IKON directly or indirectly owns or controls at least a majority of the outstanding stock or other equivalent interests having general voting power, including without limitation the right, under ordinary circumstances, to vote for the election of a majority of the Board of Directors or similar governing body of such business entity.

“Credit Agreement” means the Credit Agreement among IKON Office Solutions, Inc., IOS Capital, LLC, IKON Capital, PLC, and IKON Capital, Inc., as Borrowers and the Lenders party thereto, J.P. Morgan Bank Canada, as Canadian Administrative Agent, and JPMorgan Chase Bank, as Administrative Agent, dated as of May 24, 2002, as amended from time to time.

“Credit Facility” means any debt of IKON or any Consolidated Subsidiary under the facility established by the Credit Agreement and any other facility or facilities (or successive facilities) refinancing or replacing such facility or any other facility constituting the Credit Facility, in each case as amended from time to time; provided that the aggregate principal amount of the Credit Facility shall not exceed $600.0 million.

“Finance Leasing Subsidiary” means the Company, IKON Capital Inc., a Canadian corporation, IKON Capital, PLC, a British company, IKON Office Solutions Dublin Limited, an Irish company, IKON Leasing GmbH, a German company, any successors to such corporations, and such additional subsidiaries whose primary business is the leasing of products distributed by IKON and its subsidiaries.

“Fixed Charges Coverage Ratio” means the ratio of (x) consolidated operating income, excluding non-recurring charges, plus one-third of rental expenses relating to operating leases to (y) fixed charges. Fixed charges include (i) interest costs, both expensed and capitalized, excluding interest costs of Finance Leasing Subsidiaries, (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, plus (iii) one-third of rental expense relating to operating leases.

“Fourth Supplemental Indenture” means the Fourth Supplemental Indenture, dated as of June 16, 2003, between the Company and the Trustee.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“IKON” means IKON Office Solutions, Inc., an Ohio corporation, the successor corporation to Alco Standard Corporation, and its successors.

“Securitization” means with respect to IKON and its Consolidated Subsidiaries the transfer or pledge of assets or interests in assets to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance of instruments or securities that are paid principally from the cash flow derived from such assets or interests in assets.

“SFAS 133” means the Statement on Financial Accounting Standards No. 133 issued by the American Institute of Certified Public Accountants.”

Section 2. Additional Defaults for 7.25% Notes. The following Section 501B is hereby added to the Indenture:

“Section 501B. Additional Events of Default Solely for the Benefit of the Holders of the 7.25% Notes due 2008.

“Event of Default,” wherever used herein with respect to the 7.25% Notes means, in addition to the Events of Default listed in Section 501, any one of the following events occurs and is continuing for a period of 60 days after written notice thereof is given to the Company by the Trustee under the Indenture or to the Company and the Trustee by the holders of an aggregate of at least 10% in principal amount of the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) IKON or any Consolidated Subsidiary shall create or assume any debt (other than the (i) Credit Facility and (ii) any other debt of IKON or any

Consolidated Subsidiary existing as of the date of the Third Supplemental Indenture that is required by its terms as in effect as of the date of the Third Supplemental Indenture to be secured equally and ratably with the Credit Facility or the net proceeds of which will be used to retire or refinance the 9.75% Notes or to defease the 9.75% Notes pursuant to Section 1302 or 1303, provided that IKON shall have made effective provision to secure the 7.25% Notes then outstanding equally and ratably with, or prior to, the Credit Facility and any and all such other debt so secured for as long as the Credit Facility or such other debt shall be so secured) secured by any mortgage, pledge, security interest, encumbrance or other lien upon any property, now owned or acquired after the date of the Second Supplemental Indenture, of IKON or any Consolidated Subsidiary (the sale with recourse of receivables or any sale and lease-back of any fixed assets being deemed to be the giving of a lien thereon for money borrowed), other than debt secured by:

(A) liens existing on the date of the Second Supplemental Indenture on any property, provided that the amount secured by any such lien is not greater than the amount secured thereby on such date;

(B) liens on any property (including but not limited to margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System)) acquired after the date of the Second Supplemental Indenture existing at the time of such acquisition or created within a period of 120 days following any such acquisition to secure or provide for the payment of any part of the purchase price thereof or liens to secure debt incurred to fund or refund any liens within the scope of this subsection (B), provided that the amount secured by any such lien is not greater than the amount secured thereby on the date of such acquisition or within the 120 day period, as the case may be;

(C) liens securing debt of a Consolidated Subsidiary outstanding on the date that IKON acquires such Consolidated Subsidiary;

(D) liens for taxes, assessments or governmental charges or levies not yet due and payable or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and no foreclosure, distraint, sale, or other similar proceedings shall have been commenced;

(E) statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(F) liens incurred or deposits made in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(G) liens created after the date of the Second Supplemental Indenture in connection with borrowing or pledges of receivables, which liens when added to all sales and discounting transactions contemplated by Section 501B(2) do not in the aggregate exceed 10% of Consolidated Net Worth;

(H) liens, security interests and any other encumbrances on any of IKON’s treasury shares;

(I) liens arising in connection with a Securitization permitted by Section 501B(2) hereof, limited in each case to the accounts therein or in any trust or similar entity utilized to effect such Securitizations and to any equipment giving rise to such accounts; and

(J) any lien deemed to exist in connection with the escrow arrangement, as described in the definition of “IOSC Notes Escrow Account” in the Credit Agreement, securing the 9.75% Notes if IKON relies upon the escrow arrangement to establish May 24, 2005 as the “Maturity Date” in the Credit Agreement.

(2) IKON or any Consolidated Subsidiary, with the exception of the Finance Leasing Subsidiaries, enters into any securitizations or sells or discounts receivables with recourse or sells and leases back fixed assets the aggregate amount of which when added to all liens permitted by Section 501B(1)(G) exceeds 10% of Consolidated Net Worth.

(3) The total debt of IKON and its Consolidated Subsidiaries is equal to or greater than 60% of the sum of (i) the total debt of IKON and its Consolidated Subsidiaries, plus (ii) the consolidated minority interest obligations shown on the consolidated balance sheet of IKON and its Consolidated Subsidiaries, plus (iii) the Consolidated Net Worth of IKON and its Consolidated Subsidiaries. For purposes of calculating such ratio (x) Finance Leasing Subsidiaries shall be excluded from the definition of “Consolidated Subsidiaries,” (y) any adjustments resulting from the application of SFAS 133 shall be excluded from shareholder’s equity, and (z) in calculating the Consolidated Net Worth of IKON and its Consolidated Subsidiaries, non-recurring charges subsequent to June 30, 2001, shall be added back.

(4) For any period of four consecutive fiscal quarters ending during the period set forth below, the Fixed Charges Coverage Ratio of IKON is less than the ratio set forth below opposite such period:

Period	Ratio
June 30, 2002 to June 29, 2003	1.75 to 1.00
June 30, 2003 and thereafter	2.00 to 1.00.

(5) Any Consolidated Subsidiary directly or indirectly creates, assumes, guarantees or otherwise becomes liable with respect to any debt (other than Excluded Debt, as defined below) in an aggregate amount outstanding (as to all Consolidated Subsidiaries) at any time in excess of 12.5% of Consolidated Net Worth plus the amount of debt outstanding on the date of the Second Supplemental Indenture (other than Excluded Debt outstanding on such date).

For the purpose of this Section 501B(5), “Excluded Debt” shall mean: (i) debt owing exclusively to IKON or a Consolidated Subsidiary, (ii) debt of a Consolidated Subsidiary outstanding on the date that IKON acquires such Consolidated Subsidiary, (iii) debt with respect to property to be used by IKON or a Consolidated Subsidiary, the interest on which debt is exempt from Federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended, (iv) debt of any foreign subsidiary that is not guaranteed by IKON or any other Consolidated Subsidiary, (v) debt of Finance Leasing Subsidiaries owing to IKON or any Consolidated Subsidiary, (vi) debt of Finance Leasing Subsidiaries to a Person or Persons other than IKON or a Consolidated Subsidiary provided that such debt is not guaranteed by IKON or a Consolidated Subsidiary, or (vii) the notes or debt existing or incurred under a facility existing as of the date of the Second Supplemental Indenture or any facility or facilities replacing such existing facility, including without limitation, the Credit Facility, provided that the aggregate principal amount of the Credit Facility shall not exceed $600.0 million.

(6) IKON or a Consolidated Subsidiary sells, leases or transfers all or substantially all of its assets unless (i) immediately after giving effect thereto the Company is in compliance with the covenants and provisions of the Indenture (including this Section 501B) and is not in default thereunder and (ii) such sale, lease or transfer shall not have any materially adverse effect upon the financial condition of IKON and its Consolidated Subsidiaries taken as a whole (such determination to the contrary in (ii) to be evidenced by a letter from a major investment banking firm of national reputation and by a direction to the Trustee from the holders of a majority in principal amount of the outstanding 7.25% Notes). Notwithstanding this provision, any Consolidated Subsidiary may sell, lease or transfer all or substantially all its assets to IKON or any other Consolidated Subsidiary.

(7) IKON:

(i) declares or pays any dividends (other than dividends payable solely in common stock);

(ii) makes other distributions on any class of capital stock; or

(iii) acquires or permits any Consolidated Subsidiary to acquire shares of capital stock of IKON if, after giving effect thereto, the sum of all payments would exceed: (a) 75% of consolidated net income (or 100% of consolidated net loss) of IKON and its Consolidated Subsidiaries since March 31, 2001, plus (b) net cash proceeds derived from issues of stock since March 31, 2001, plus (c) the aggregate principal amount of debt subsequently converted into stock since March 31, 2001, plus (d) $50 million.

Notwithstanding the foregoing IKON may:

(x) pay dividends or make mandatory sinking funds payments on any preferred stock; and

(y) pay any dividend on common stock within 90 days after declaration if such payment would have been permitted at the date of declaration.

(8) IKON or any Consolidated Subsidiary enters into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than IKON or a Consolidated Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of IKON’s or such Consolidated Subsidiary’s business and upon fair and reasonable terms no less favorable to IKON or such Consolidated Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.”

Section 3. Negative Pledge Exception for 9.75% Notes. Section 1005 of the Indenture shall not limit entering into or complying with escrow arrangements, as described in the definition of “IOSC Notes Escrow Account” in the Credit Agreement, securing the 9.75% Notes if IKON relies upon the escrow arrangement to establish May 24, 2005 as the “Maturity Date in the Credit Agreement.

Section 4. Interpretation; Severability; Headings. Upon the execution and delivery of this Fourth Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Fourth Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this

Fourth Supplemental Indenture will control. The Indenture, as modified and amended by this Fourth Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of 7.25% Notes. In case of conflict between the terms and conditions contained in the 7.25% Notes and those contained in the Indenture, as modified and amended by this Fourth Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Fourth Supplemental Indenture, shall control. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5. Conflict with Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

Section 6. Successors; Benefits of Fourth Supplemental Indenture, etc. All agreements of the Company in this Fourth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind is successors. Nothing in this Fourth Supplemental Indenture or the 7.25% Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the 7.25% Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the 7.25% Notes.

Section 7. Certain Duties and Responsibilities of the Trustee; Trustee Not Responsible for Recitals. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 8. Governing Law. This Fourth Supplemental Indenture shall be construed in accordance with the laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 9. Counterpart Signatures. All parties may sign any number of copies or counterparts of this Fourth Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

In Witness Whereof, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

IOS Capital, LLC

By:

Name:
Title:

JPMorgan Chase Bank, as Trustee

By:

Name:
Title: